Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Robert D. Hansen
Chairman and Chief Executive Officer
Electromed, Inc.
952-758-9299
bhansen@electromed.com

Pankti Shah
Director of Strategic Marketing
The Event Group, Incorporated
763-548-1304
pankti.shah@eventshows.com

ELECTROMED, INC. NAMES JEREMY T. BROCK, CPA AS CFO

New Prague, Minnesota- October 19, 2011- Electromed, Inc. (NYSE Amex: ELMD), maker of the SmartVest® Airway Clearance System, today announced that the Company’s Board of Directors, upon the recommendation of the CEO, Mr. Robert D. Hansen, appointed Mr. Jeremy Brock to the position of Chief Financial Officer. In this role, Mr. Brock will oversee the Company’s financial reporting and provide financial strategy, planning, and forecasts in consultation with the Company’s officers and managers.

“Jeremy Brock has proven that he understands the complexities of modern accountancy,” said Robert D. Hansen, CEO of Electromed, Inc. “He is also a very energetic person who shares management’s commitment to maintain an innovative edge and an exceptional growth rate in providing airway clearance products of superior quality to people who are at risk of developing life threatening lung infections.”

Prior to his appointment as the Company’s Financial Controller in August 2011, Mr. Brock spent five years with the CPA firm LarsonAllen LLP. While with LarsonAllen, he focused on performing and managing audit and tax engagements in the manufacturing, distribution and technology sectors. His prior audit experience at LarsonAllen included certain assignments that enabled him to develop a detailed understanding of the financial operations of the Company. As a Certified Public Accountant, Mr. Brock has also worked on strategic business planning, risk assessments, and the design and implementation of internal controls. Mr. Brock brings additional management and leadership experience, from his time serving in the United States Marine Corps from 1998 to 2002. Mr. Brock has a bachelors degree in Accounting and Finance from the University of Northern Iowa.

“I am very excited to continue working with Bob Hansen, the Board of Directors, and the rest of the Electromed team in this new role,” commented Mr. Jeremy Brock. “I remain committed to the Company's continued growth and its mission to provide superior products and superior customer service to people with impaired lung conditions.”

About Electromed, Inc.

Electromed, Inc., founded in 1992 and headquartered in New Prague, Minnesota, manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.Electromed.com.